InnerWorkings Reports Increase in Second Quarter 2016 Revenue and Gross Profit;
Reaffirms 2016 Guidance
Company Reschedules Earnings Release and Conference Call for August 15, 2016

CHICAGO, IL - August 8, 2016 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announces preliminary revenue and gross profit for the second quarter, reaffirms guidance for 2016, and reschedules the second quarter earnings release and conference call.
Preliminary Second Quarter 2016 Results

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Revenue was $269.2 million in the second quarter, an increase of 6.7% compared with $252.2 million in the second quarter of 2015. Year-to-date revenue was $540.3 million, a 9.3% increase compared with $494.3 million in the prior-year period.

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Gross profit was $65.1 million, or 24.2% of revenue in the second quarter, a 10.4% increase compared to $59.0 million, or 23.4% of revenue, in the same period of last year. Year-to-date gross profit was $127.0 million, or 23.5% of revenue, an increase of 11.4% compared to the prior-year period.

“Our ability to win new enterprise accounts, expand existing client mandates, and further our business strategy resulted in another strong quarter for InnerWorkings,” stated Eric D. Belcher, Chief Executive Officer of InnerWorkings. “I am pleased with our continued forward momentum and look forward to providing investors with a more comprehensive update on our progress next week.”
Outlook
The Company reaffirms its existing full-year 2016 guidance. InnerWorkings expects 2016 annual revenue to range between $1.06 billion and $1.08 billion, non-GAAP adjusted EBITDA to be between $58.0 million and $62.0 million, and non-GAAP diluted earnings per share to be $0.30 to $0.33.
Earnings Release and Conference Call Schedule
InnerWorkings is rescheduling its second quarter earnings release and conference call, originally planned for August 9, 2016. The Company will issue its earnings release on August 15, 2016 after financial markets close and will host a conference call at 4:30 p.m. Central Time (5:30 p.m. Eastern Time) the same day. The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings' website at http://investor.inwk.com/events.cfm. A replay of the webcast will be available later that day at the same location.
The new schedule gives the Company additional time to report corrected accounting related to its non-executive officer bonuses. Upon making this correction, the Company will accrue non-executive bonus expense during the course of the relevant service year, which will result in the Company using the same method of accounting for non-executive bonuses as it applies to executive officer bonuses. Historically, the Company has recorded the expense for non-executive bonuses during the quarter of payment, usually the second quarter following the service year, rather than over the course of the relevant service year. This correction has no cash impact and is not material to any prior annual or quarterly financial results.
InnerWorkings intends to file a Form 12b-25 (Notification of Late Filing for the quarter ended June 30, 2016) with the Securities and Exchange Commission, which will permit the Company to file its Form 10-Q on August 15, 2016.

Non-GAAP Financial Measures
This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: Non-GAAP Adjusted EBITDA and Non-GAAP diluted earnings per share. We believe these measures provide useful information to investors because they provide information about the estimated financial performance of the Company's ongoing business. These measures are used by management in its financial and operational decision-making and evaluation of overall operating performance. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles.
The Company has not quantitatively reconciled its guidance for non-GAAP adjusted EBITDA or non-GAAP diluted earnings per share to their most comparable GAAP measure because the Company does not provide specific guidance for the various reconciling items as certain items that impact these measures have not occurred, are out of the Company’s control, or cannot be reasonably predicted. Accordingly, a reconciliation to the nearest GAAP financial metric is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the Company’s financial results.
Forward-Looking Statements
This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.
About InnerWorkings
InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is based in Chicago, IL and employs more than 1,500 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. Among the many industries InnerWorkings serves are: retail, financial services, hospitality, consumer packaged goods, not-for-profits, healthcare, food & beverage, broadcasting & cable, and transportation. For more information visit: www.inwk.com.
Contact:
Bridget Freas
InnerWorkings, Inc.
312.589.5613